As filed with the Securities and Exchange Commission on October 30, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADOBE SYSTEMS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0019522
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

345 Park Avenue

San Jose, California 95110

(408) 536-6000

(Address, including zip code of registrant’s principal executive offices)

Adobe Systems Incorporated 2005 Equity Incentive Assumption Plan, As Amended
Omniture, Inc. 1999 Equity Incentive Plan
Omniture, Inc. 2006 Equity Incentive Plan
Omniture, Inc. 2007 Equity Incentive Plan
Omniture, Inc. 2008 Equity Incentive Plan
Visual Sciences, Inc. (formerly, WebSideStory, Inc.) Amended and Restated 2000 Equity Incentive Plan
Visual Sciences, Inc. (formerly, WebSideStory, Inc.) 2004 Equity Incentive Award Plan
Visual Sciences, Inc. (formerly, WebSideStory, Inc.) 2006 Employment Commencement Equity Incentive Award Plan
Avivo Corporation 1999 Equity Incentive Plan
The Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002
Touch Clarity Limited 2006 U.S. Stock Plan
(Full Title of the Plan)

Mark Garrett

Executive Vice President and Chief Financial Officer

Adobe Systems Incorporated

345 Park Avenue

San Jose, California 95110

(408) 536-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Stuart Fagin, Esq.

Adobe Systems Incorporated

345 Park Avenue

San Jose, California 95110

(408) 536-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Registrant ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $.0001 per share), and the associated preferred stock purchase rights	9,226,916	(2)	$0.76-43.93	$182,699,021.66	$10,194.61
Registration Fee Offset (4)					$7,993.64
Total					$2,200.97

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Registrant’s Common Stock.

(2)   Represents Registrant’s shares issuable under equity awards (i) granted under the Omniture, Inc. plans listed below, as amended, and assumed by the Registrant on October 23, 2009 pursuant to an Agreement and Plan of Merger by and among the Registrant, Snowbird Acquisition Corporation, a wholly owned subsidiary of the Registrant, and Omniture, Inc. and (ii) to be granted pursuant to the Registrant’s 2005 Equity Incentive Assumption Plan, as amended (the “2005 Assumption Plan”).

(3)   Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon (a) the weighted average exercise price for outstanding options granted pursuant to the plans and schemes of Omniture, Inc. assumed by the Registrant and (b) under Rule 457(c) under the Securities Act, the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Select Market on October 29, 2009, for the 2005 Assumption Plan.

(4)   Pursuant to Rule 457(p) under the Securities Act, the registration fee is offset by registration fees previously paid by Omniture, Inc., which is now a wholly owned subsidiary of the Registrant, with respect to unsold shares of Common Stock registered under the following registration statements on Form S-8, which Omniture, Inc. has deregistered by post-effective amendment:

Plan Under Which Shares Registered	Date Registration Statement Filed	Registration Statement	Total Shares Originally Registered	Number of Shares Carried Over (A)	Maximum Offering Price per Share Paid on Shares Carried Over	Proposed Maximum Aggregate Offering Price for Shares Carried Over	Amount of Registration Fee Paid for Shares Carried Over
Omniture, Inc. 1999 Equity Incentive Plan	6/28/2006	333-135405	8,485,579	1,694,177	$2.53	$4,286,267.81	$458.63
Omniture, Inc. 2006 Equity Incentive Plan, including Sub-Plans thereunder	6/28/2006	333-135405	2,542,877	2,542,877	$6.50	$16,528,700.50	$1,768.57
	3/16/2007	333-141352	2,415,196	2,415,196	$16.62	$40,140,557.52	$1,232.32
	2/1/2008	333-149022	3,043,344	3,043,344	$24.24	$73,770,658.56	$2,899.19
	1/30/2009	333-157054	3,648,724	24,453	$8.44	$206,383.32	$8.11
Omniture, Inc. 2007 Equity Incentive Plan	2/1/2008	333-149022	89,191	64,010	$24.24	$1,551,602.40	$60.98
Omniture, Inc. 2008 Equity Incentive Plan	2/1/2008	333-149022	952,093	1,236,840	$24.24	$29,981,001.60	$1,178.25
Visual Sciences, Inc. (formerly, WebSideStory, Inc.) Amended and Restated 2000 Equity Incentive Plan	2/1/2008	333-149022	94,645	12,739	$9.88	$125,861.32	$4.95
Visual Sciences, Inc. (formerly, WebSideStory, Inc.) 2004 Equity Incentive Award Plan	2/1/2008	333-149022	1,263,441	303,493	$25.97	$7,881,713.21	$309.75
Visual Sciences, Inc. (formerly, WebSideStory, Inc.) 2006 Employment Commencement Equity Incentive Award Plan	2/1/2008	333-149022	106,954	71,581	$24.76	$1,772,345.56	$69.65
Avivo Corporation 1999 Equity Incentive Plan	2/1/2008	333-149022	18,793	9,212	$5.19	$47,810.28	$1.88
The Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002	3/16/2007	333-141352	635,916	49,253	$0.73	$35,954.69	$1.10
Touch Clarity Limited 2006 U.S. Stock Plan	3/16/2007	333-141352	103,545	8,892	$0.96	$8,536.32	$0.26
Total							$7,993.64

(A)  Set forth for purposes of calculating the registration fee offset only.  Does not give effect to the conversion ratio of shares of Common Stock of Omniture, Inc. to shares of Common Stock of the Registrant.

The chart below details the calculation of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares reserved for future grants under the 2005 Equity Incentive Assumption Plan	2,154,951	$33.19	(3)(b)	$71,522,823.69
Shares issuable pursuant to outstanding options under the Omniture, Inc. 1999 Equity Incentive Plan	1,030,547	$7.99	(3)(a)	$8,234,070.53
Shares issuable pursuant to outstanding awards under the Omniture, Inc. 2006 Equity Incentive Plan, including Sub-Plans thereunder	4,960,628	$15.69	(3)(a)	$77,832,253.32
Shares issuable pursuant to outstanding options under the Omniture, Inc. 2007 Equity Incentive Plan	39,558	$28.08	(3)(a)	$1,110,788.64
Shares issuable pursuant to outstanding awards under the Omniture, Inc. 2008 Equity Incentive Plan	764,455	$18.13	(3)(a)	$13,859,569.15
Shares issuable pursuant to outstanding options under the Visual Sciences, Inc. (formerly, WebSideStory, Inc.) Amended and Restated 2000 Equity Incentive Plan	7,736	$20.11	(3)(a)	$155,570.96
Shares issuable pursuant to outstanding awards under the Visual Sciences, Inc. (formerly, WebSideStory, Inc.) 2004 Equity Incentive Award Plan	184,559	$43.93	(3)(a)	$8,107,676.87
Shares issuable pursuant to outstanding options under the Visual Sciences, Inc. (formerly, WebSideStory, Inc.) 2006 Employment Commencement Equity Incentive Award Plan	43,526	$41.47	(3)(a)	$1,805,023.22
Shares issuable pursuant to outstanding options under the Avivo Corporation 1999 Equity Incentive Plan	5,593	$7.14	(3)(a)	$39,934.02
Shares issuable pursuant to outstanding options under the The Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002	29,954	$0.76	(3)(a)	$22,765.04
Shares issuable pursuant to outstanding options under the Touch Clarity Limited 2006 U.S. Stock Plan	5,409	$1.58	(3)(a)	$8,546.22
Proposed Maximum Aggregate Offering Price				$182,699,021.66
Registration Fee				$10,194.61

Registration Fee Offset				$7,993.64
Total Fee Required				$2,200.97

Proposed sale to take place as soon after the registration statement is declared effective as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Adobe Systems Incorporated is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.   Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information.  We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)   The Registrant’s Annual Report on Form 10-K for its fiscal year ended November 28, 2008, filed with the SEC on January 23, 2009.

(b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

(c)   The description of the Registrant’s Common Stock and Preferred Stock Purchase Rights contained in the Registrant’s registration statements on Form 8-A, filed by the Registrant with the SEC under Section 12(b) of  the Exchange Act on November 19, 1986 and July 24, 1990 (Registration No. 00-015175), including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the ordinary shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.  For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify directors, officers, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certification of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages arising out of certain breaches of their fiduciary duty.

The Registrant’s Restated Certificate of Incorporation (the “Restated Certificate”) provides for the elimination of a director’s liability to the Registrant and its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit, and as otherwise limited by Section 102(b)(7) of the DGCL. The Restated Certificate further provides that if the DGCL is amended after approval by Registrant’s stockholders of the Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) generally provide that the Registrant shall indemnify each of its directors and executive officers to the fullest extent not prohibited by the DGCL, and may indemnify certain other persons as set forth in the DGCL.  The Registrant may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, the Registrant shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Registrant, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or (iv) such indemnification is required to be made under Section 43(d) of the Bylaws.

The Registrant also maintains officer and director insurance coverage against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, each executive officer and director is a party to a written agreement which states that the Registrant agrees to hold each of them harmless against any and all judgments, fines, settlements and expenses related to claims against such person by reason of the fact that the person is or was a director, executive officer, employee or other agent of the Registrant, and otherwise to the fullest extent authorized or permitted by the Bylaws and under the non-exclusivity provisions of the DGCL.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

See Index to Exhibits.

Item 9.   Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 30th day of October, 2009.

ADOBE SYSTEMS INCORPORATED

By:	/s/ Shantanu Narayen
Shantanu Narayen
President and Chief Executive Officer

By:	/s/ Mark Garrett
Mark Garrett
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mark Garrett and Karen Cottle, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed on October 30, 2009 by the following persons in the capacities indicated.

Signature	Title

/s/ John E. Warnock
John E. Warnock	Chairman of the Board

/s/ Charles M. Geschke
Charles M. Geschke	Chairman of the Board

/s/ Shantanu Narayen	President, Chief Executive Officer and Director
Shantanu Narayen	(Principal Executive Officer)

/s/ Mark Garrett	Executive Vice President and Chief Financial Officer
Mark Garrett	(Principal Financial Officer)

/s/ Richard Rowley	Vice President and Corporate Controller
Richard Rowley	(Principal Accounting Officer)

/s/ Edward W. Barnholt
Edward W. Barnholt	Director

/s/ Robert K. Burgess
Robert K. Burgess	Director

/s/ Michael R. Cannon
Michael R. Cannon	Director

/s/ James E. Daley
James E. Daley	Director

/s/ Carol Mills
Carol Mills	Director

/s/ Daniel Rosensweig
Daniel Rosensweig	Director

/s/ Robert Sedgewick
Robert Sedgewick	Director

EXHIBIT INDEX

		Incorporated by Reference
Exhibit					Filed
Number	Description	Form	Date of Report	Exhibit No.	Herewith

4.1	Amended and Restated Bylaws of Registrant	8-K	01/15/09	3.1

4.2	Restated Certificate of Incorporation of Registrant	10-Q	07/16/01	3.6

4.3	Certificate of Correction of Restated Certificate of Incorporation of Registrant	10-Q	04/11/03	3.6.1

4.4	Certificate of Designation of Series A Preferred Stock of Registrant	10-Q	07/08/03	3.3

4.5	Fourth Amended and Restated Rights Agreement between Registrant and Computershare Investor Services, LLC	8-K	07/03/00	1

4.6	Amendment No. 1 to Fourth Amended and Restated Rights Agreement between Registrant and Computershare Investor Services, LLC	8-A/2G/A	05/23/03	7

5.1	Opinion of Stuart Fagin, Esq., Associate General Counsel				X

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm				X

23.2	Consent of Stuart Fagin, Esq., contained within Exhibit 5.1				X

24.1	Power of Attorney is contained on the signature page of this Registration Statement				X

99.1	Registrant’s 2005 Equity Incentive Assumption Plan, as amended	10-Q	04/04/08	10.23

99.2	Form of Stock Option Agreement used in connection with the Registrant’s 2005 Equity Incentive Assumption Plan	10-Q	04/04/08	10.24

99.3	Omniture, Inc. 1999 Equity Incentive Plan, as amended (the “1999 Plan”)	S-1	4/4/06	10.2A

99.4	Forms of Stock Option Agreement under the 1999 Plan	S-1	4/4/06	10.2B

99.5	Form of Stock Option Agreement under the 1999 Plan used for Named Executive Officers and Non-Employee Directors	S-1	6/9/06	10.2C

99.6	Omniture, Inc. 2006 Equity Incentive Plan and related forms	10-Q	08/06/09	10.3

99.7	Omniture, Inc. 2007 Equity Incentive Plan and related forms	10-K	2/27/09	10.9

99.8	Omniture, Inc. 2008 Equity Incentive Plan and related forms	10-K	2/27/09	10.10

99.9	Visual Sciences, Inc. (formerly, WebSideStory, Inc.) Amended and Restated 2000 Equity Incentive Plan	10-K	2/29/08	10.5

99.10	Visual Sciences, Inc. (formerly, WebSideStory, Inc.) 2004 Equity Incentive Award Plan (the “VS 2004 Plan”) and Form of Option Grant Agreement	10-K	2/29/08	10.6

99.11	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the VS 2004 Plan	10-K	2/29/08	10.6A

99.12	Visual Sciences, Inc. (formerly, WebSideStory, Inc.) 2006 Employment Commencement Equity Incentive Award Plan and Form of Option Grant Agreement	10-K	2/29/08	10.8

99.13	Avivo Corporation 1999 Equity Incentive Plan and Form of Option Grant Agreement	10-K	2/29/08	10.7

99.14	The Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002	S-8	3/16/07	99.5

99.15	Forms of Agreements under The Touch Clarity Limited Enterprise Management Incentives Share Option Plan 2002	S-8	3/16/07	99.6

99.16	Touch Clarity Limited 2006 U.S. Stock Plan	S-8	3/16/07	99.7

99.17	Form of Stock Option Agreement under Touch Clarity Limited 2006 U.S. Stock Plan	S-8	3/16/07	99.8

*  References for Exhibits 99.3 through 99.17 are to filings made by Omniture, Inc.